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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY


URI, Inc., a Delaware corporation

URI Minerals, Inc., a Delaware corporation

Beltline Resources, Inc., a Texas corporation

Hydro Restoration Corporation, a Delaware corporation

Hydro Resources, Inc., a Delaware corporation

Uranco Inc., a Delaware corporation